SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

OHIO
(State or other jurisdiction of incorporation or organization)

34-0367600
(I.R.S. Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio 44092
(Address of Principal Executive Offices)

THE LUBRIZOL CORPORATION 2005 STOCK INCENTIVE PLAN
(Full title of the Plan)

Leslie M. Reynolds
Secretary and Counsel
The Lubrizol Corporation
29400 Lakeland Boulevard
Wickliffe, Ohio 44092
(Name and address of agent for service)

(440) 347-5645
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum	Amount of
Title of securities	Amount to be	maximum offering	aggregate offering	registration
to be registered	registered	price per unit (1)	price (1)	fees

Common Shares without par value	4,000,000	$38.84	$155,360,000.00	$18,285.88

(1) As calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the maximum offering price is based on the average of the high and low prices of The Lubrizol Corporation Common Shares, with no par value, as reported on the New York Stock Exchange on May 9, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information required in Part I of this registration statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in The Lubrizol Corporation 2005 Stock Incentive Plan as specified by
Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Accordingly, the information is not being filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, which are on file with the Securities and Exchange Commission (“SEC”), are incorporated herein by reference:

(1)	The Lubrizol Corporation’s (the “Registrant”) Annual Report on Form 10-K for the year ended December 31, 2004.

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

(3)	The Registrant’s Current Reports on Form 8-K filed on (a) January 19, 2005; (b) February 7, 2005; (c) February 14, 2005; (d) February 22, 2005; (e) February 23, 2005; (f) March 2, 2005; (g) March 8, 2005; (h) March 8, 2005; (i) March 11, 2005; (j) April 22, 2005; and (k) April 26, 2005.

(4)	The description of (a) the Common Shares contained in the Registration Statement on Form 8-A filed with the SEC on October 1, 1997, as amended by Form 8-A/A filed on August 18, 1999 registering The Lubrizol Corporation Common Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) the Rights contained in the Registration Statement on Form 8-A/A filed on August 18, 1999.

(5)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities that may be offered under The Lubrizol Corporation 2005 Stock Incentive Plan will be passed on by Joseph W. Bauer, Vice President and General Counsel of the Registrant.

Item 6. Indemnification of Directors and Officers.

     The Code of Regulations of the Registrant provides that the Registrant shall indemnify any present or former director or officer of the Registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by a reason of the fact that such person was a director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law.

     Ohio Revised Code Section 1701.13 permits indemnification of such persons with respect to such matters, other than an action by or in the right of the registrant, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of the registrant, such Ohio Revised Code section permits indemnification of such persons against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the settlement or defense of such action if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the registrant, subject to certain exceptions, including an exception for a matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the registrant, unless the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Each director and officer of the Registrant is a party to an indemnification agreement with the Registrant, which agreement provides that the Registrant will indemnify such officer or director against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, in connection with any claim against such officer or director arising out of such person’s being an officer or director of the Registrant, to the full extent provided by (i) the Registrant’s bylaws, regulations or articles of incorporation, as in effect on the date of the agreement or at the time expenses are incurred; (ii) Ohio law or the law governing the Registrant at the time the expenses are incurred; or (iii) insurance maintained by the Registrant, at the option of such officer or director. The Registrant has also agreed to maintain directors’ and officers’ liability insurance so long as such insurance is available on a basis acceptable to the Registrant, and to advance funds for expenses, provided the officer or director agrees to reimburse the Registrant if such officer or director is ultimately found not to be entitled to such indemnification.

     The Registrant maintains insurance policies that insure the Registrant’s directors and officers against certain liabilities (excluding fines and penalties imposed by law) that might be incurred by them in such capacities and insure the Registrant for amounts that may be paid by it (up to the limits of such policies) to indemnify the directors and officers covered by the policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

     The Exhibits to this Registration Statement are listed in the Index to Exhibits, which immediately follows the signature pages.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wickliffe, State of Ohio, on May 10, 2005.

THE LUBRIZOL CORPORATION

/s/ Leslie M. Reynolds

Leslie M. Reynolds
Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman, Chief Executive Officer,	May 10, 2005
President, and Director
James L. Hambrick	(Principal Executive Officer)

*	Senior Vice President and Chief	May 10, 2005
Financial Officer
Charles P. Cooley	(Principal Financial Officer)

*	Corporate Controller	May 10, 2005
(Principal Accounting Officer)
W. Scott Emerick

*	Director	May 10, 2005

Jerald A. Blumberg

*	Director	May 10, 2005

Peggy Gordon Elliott

*	Director	May 10, 2005

Forest J. Farmer, Sr.

*	Director	May 10, 2005

Gordon D. Harnett

*	Director	May 10, 2005

Victoria F. Haynes

*	Director	May 10, 2005

William P. Madar

Signature	Title	Date
*	Director	May 10, 2005

Ronald A. Mitsch

*	Director	May 10, 2005

M. Thomas Moore

*	Director	May 10, 2005

Daniel E. Somers

     * Leslie M. Reynolds, the undersigned attorney-in-fact, by signing her name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors thereof pursuant to a power of attorney filed with the Securities and Exchange Commission.

May 10, 2005	By:	/s/ Leslie M. Reynolds

Leslie M. Reynolds, Attorney-in-Fact

INDEX TO EXHIBITS

4.1	Amended Articles of Incorporation of The Lubrizol Corporation, as adopted September 23, 1991 (incorporated by reference to Exhibit 3.1 of The Lubrizol Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.2	Amendment to Article Fourth of Amended Articles of Incorporation (incorporated by reference to Exhibit 4.1 to The Lubrizol Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.3	Amended and Restated Rights Agreement between The Lubrizol Corporation and American Stock Transfer & Trust Company dated as of July 26, 1999 (incorporated by reference to Exhibit 4.2 to The Lubrizol Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.4	Amended and Restated Indenture dated September 28, 2004 (originally dated June 1, 1995) by and among The Lubrizol Corporation, all of The Lubrizol Corporation’s wholly owned direct and indirect domestic subsidiaries, as guarantors, and J.P. Morgan Trust Company, National Association, as successor trustee (incorporated by reference to Exhibit 99.1 of the Form 8-K of The Lubrizol Corporation filed with the SEC on September 29, 2004).

4.5	Amended and Restated Indenture dated September 28, 2004 (originally dated November 25, 1998) by and among The Lubrizol Corporation, all of The Lubrizol Corporation’s wholly owned direct and indirect domestic subsidiaries, as guarantors, and J.P. Morgan Trust Company, National Association, as successor trustee (incorporated by reference to Exhibit 99.2 of the Form 8-K of The Lubrizol Corporation filed with the SEC on September 29, 2004).

4.6	Form of Indenture for Debt Securities of The Lubrizol Corporation (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Registration Statement on Form S-3 of The Lubrizol Corporation filed with the SEC on August 24, 2004).

5.1	Opinion of Joseph W. Bauer, General Counsel of The Lubrizol Corporation

23.1	Consent of Joseph W. Bauer (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Powers of Attorney